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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                 Contact:  Sanford M. Kimmel
                                                Senior Vice President, Treasurer
                                                and Chief Financial Officer
                                                (908) 906-8100


                PXRE CORPORATION AND TRANSNATIONAL RE CORPORATION
                         ANNOUNCE AGREEMENT IN PRINCIPLE
                        TO SETTLE MERGER RELATED LAWSUIT

         Edison, New Jersey (August 23, 1996): PXRE Corporation (Nasdaq/NM:PXRE) and Transnational Re Corporation (Nasdaq/NM:TREX) today announced that an agreement in principle has been reached to settle the putative class action lawsuit filed in the Court of Chancery of the State of Delaware on May 15, 1996, in connection with the proposed merger of Transnational Re with and into PXRE. The agreement in principle is subject to the execution of mutually satisfactory settlement documentation, confirmatory discovery, Court approval and other conditions.

         PXRE provides reinsurance products and services to a national and international market place, with principal emphasis on commercial and personal property risks. Transnational Re specializes in brokered property retrocessional reinsurance and marine and aviation retrocessional reinsurance in the United States and international markets with a primary focus on catastrophe retrocessional coverages. Transnational Re also writes marine and aviation reinsurance as well as facultative excess of loss reinsurance. Transnational Re and its reinsurance subsidiary, Transnational Reinsurance Company, operate under a management agreement with PXRE Reinsurance Company.